EXHIBIT 5
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                            STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of January 29, 2007, by and between Ambassadors Group, Inc., a Delaware Corporation (the "PURCHASER"), and Invemed Catalyst Fund, L.P., a Delaware limited partnership (the "SELLER"), with reference to the following:

        WHEREAS, the Seller owns shares of common stock in the Purchaser, par value $0.01 per share; and

        WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, 1,200,001 of such shares ("SHARES").

        NOW, THEREFORE, in consideration of the conditions and promises herein contained, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

        1.      SALE, PURCHASE AND CLOSING.

                1.1 At the Closing (defined herein) and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, all right, title and interest in the Shares.

                1.2 At the Closing, the Purchaser shall pay an aggregate purchase price of $32,952,027.46 (the "PURCHASE PRICE"), constituting $27.46 per Share.

                1.3 The purchase and sale of the Shares (the "CLOSING") shall take place at 2:00 p.m. (local time) on February 1, 2007 ("CLOSING DATE"), at the offices of Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Los Angeles, California 90067, or at such other place and time as the Seller and the Purchaser shall mutually agree.

        2.     REPRESENTATIONS AND WARRANTIES OF SELLERS.

                The Seller represents and warrants the following:

                2.1 The Seller is the owner of record and holds good and valid title to the Shares, and the Shares are free of any and all liens, encumbrances, mortgages, deeds of trust, pledge, assignment, security interests or transfer restrictions other than those specified herein.

                2.2 The Seller has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby including, without limitation, the authority to transfer the Shares to the Purchaser, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.


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        3.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

                The Purchaser represents and warrants to each and all of the Sellers as follows:

                3.1 The Purchaser has all requisite power and authority (corporate and otherwise) to execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance by the Purchaser of this Agreement has been duly authorized by all requisite action by the Purchaser.

                3.2 The Purchaser acknowledges and agrees that neither the Seller, nor any of its respective representatives, affiliates and/or agents, has made any representation or warranty to the Purchaser about the Purchaser or the Shares other than those representations and warranties set forth in this Agreement, and that the Purchaser has not relied upon any other representation or warranty, express or implied, in purchasing the Shares.

        4.      CONDITIONS PRECEDENT TO EACH PARTY'S OBLIGATIONS.

                4.1 The obligation of the Seller to consummate the Closing shall be subject to the satisfaction (or waiver by the Sellers) of the following conditions on or prior to the Closing Date: (i) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on, as of and with reference to the Closing Date (except to the extent such representations and warranties specifically relate to a prior date); and (ii) the Seller shall have received the Purchase Price.

                4.2 The obligation of the Purchaser to consummate the Closing shall be subject to satisfaction (or waiver by the Purchaser) of the following conditions on or prior to the Closing Date: (i) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date was the same effect as though such representations and warranties had been made on, as of and with reference to the Closing Date (except to the extent such representations and warranties specifically relate to a prior date); and (ii) the Purchaser shall have received from the Seller the certificate(s) representing the Shares.

        5.      MISCELLANEOUS.

                5.1     No  party   hereto   shall  be  obligated  to  pay  any
commission, brokerage fee or finder's fee based on any alleged agreement or understanding between any such party and a third person in respect of the transactions contemplated hereby.

                5.2 No party may sell, license, transfer or assign (by operation of law or otherwise) any of such party's rights or interests in this Agreement or delegate such party's duties or obligations under this Agreement, in whole or in part, without the prior written consent of the other party. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

                                       2
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                5.3     This Agreement,  including any and all exhibits hereto,
constitutes the entire agreement between the parties hereto.  The provisions of
this   Agreement   supersede   all   previous   communications,   negotiations,
representations or agreements, either oral or written, with respect to any transaction relating to or arising from this Agreement or terms described herein. This Agreement may be modified or amended only by a written document executed by all parties.

                5.4 This Agreement may be executed in any number of counterparts, and each such counterpart of this Agreement shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

                5.5 All representations and warranties made by any party in connection with any transaction contemplated by this Agreement shall survive the execution and delivery of this Agreement, the performance or consummation of any transaction described in this Agreement, and the termination of this Agreement.

                5.6 That certain letter agreement, dated July 29, 2003, between the Purchaser and the Seller, which provided for, among other things, certain rights of the Seller to designate a member to Purchaser's Board of Directors, is hereby terminated, and neither party shall have any rights or obligations thereunder.


                       [SIGNATURES ON THE FOLLOWING PAGE]





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                            STOCK PURCHASE AGREEMENT
                                 SIGNATURE PAGE




                                         INVEMED CATALYST FUND, L.P.

                                         By: Invemed Catalyst GenPar, LLC
                                             its general partner

                                             By: Gladwyne Catalyst GenPar, LLC
                                                 its managing member

                                         /s/ Suzanne Present
                                         ---------------------------------
                                         Name: Suzanne Present

                                              Title:   Member



                                         AMBASSADORS GROUP, INC.


                                         /s/ Jeffrey D. Thomas
                                         ---------------------------------
                                         Jeffrey D. Thomas
                                         Chief Executive Officer